Exhibit 99.1

Five Prime Therapeutics Announces Appointment of Aron Knickerbocker as CEO

Effective January 1, 2018

Lewis “Rusty” Williams will assume new role of Executive Chairman

SOUTH SAN FRANCISCO, Calif., October 23, 2017 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a clinical-stage biotechnology company focused on discovering and developing innovative immuno-oncology protein therapeutics, today announced that its Board of Directors has selected Aron Knickerbocker to succeed Lewis T. “Rusty” Williams, M.D., Ph.D., as President and CEO of Five Prime effective January 1, 2018. Mr. Knickerbocker is currently Five Prime’s Chief Operating Officer (COO), and will maintain that position until the end of 2017. He has been a member of the Board of Directors since 2013 and will continue to serve his term once CEO. As announced earlier this year, Dr. Williams intends to transition from the position of President, CEO and Chairman of the Board to the role of Executive Chairman of the Board at the beginning of 2018.

Mr. Knickerbocker joined Five Prime in 2009 to lead the company’s business development efforts, eventually serving as Executive Vice President and Chief Business Officer and later COO. He helped the company establish an important cabiralizumab license and collaboration agreement with Bristol-Myers Squibb Company (BMS), a research collaboration with BMS for two immune checkpoint pathways, additional collaborations with GlaxoSmithKline, UCB and Human Genome Sciences, as well as multiple technology in-licensing agreements. During his tenure, Mr. Knickerbocker also has led the company’s Portfolio Management Group, has managed the research teams involved in Five Prime’s collaborations with GSK and UCB, and has been responsible for overseeing investor relations.

“I couldn’t be more pleased to see Aron become the next CEO of Five Prime,” said Dr. Williams. “Aron’s broad executive abilities have been evident since he joined the company and business development is only one of his many strengths. Aron also brings a deep working knowledge of oncology and cancer immunotherapy, which is essential in this role. He has been instrumental in the design and execution of our corporate strategy—whether it be clinical, operational or financial—which contributed to his promotion to COO. Importantly, through our IPO and beyond, he has remained fully committed to communicating and delivering value for our shareholders through effective pipeline growth and the lucrative collaborations we have established with leading pharmaceutical companies. I am confident in the strength of our programs and in the ability of Aron and the rest of our seasoned management team to successfully execute our clinical and corporate strategy.”

Mark D. McDade, Lead Independent Director of the Five Prime Board, commented: “Since Rusty informed us of his intention to transition from the CEO position, the Board has been conducting a comprehensive search for the right CEO candidate to continue advancing and expanding the pipeline and moving Five Prime toward being a commercial stage company. After months of extensive search efforts that considered numerous highly qualified candidates including Aron, it became clear that he stood out due to his oncology experience, strategic thinking and leadership skills, which will be critical as the company grows and advances its pipeline. The

Board and I would like to reiterate our immense gratitude to Rusty for his tireless dedication to making the Five Prime vision a reality, with a protein therapeutics platform of unparalleled scope and scale and a robust and growing clinical pipeline. The company is in a very strong position as the torch is passed, and we are fortunate that Aron’s first-hand knowledge and appreciation for Five Prime’s technology, team and shareholders should ensure a smooth leadership transition.”

Prior to Five Prime, Mr. Knickerbocker served at Genentech for eight years in positions of increasing responsibility, including leading the oncology business development team as Senior Director, Business Development. Previously, Mr. Knickerbocker served as Director of Commercial Development at ALZA Corporation (which was acquired by Johnson & Johnson), and in oncology sales, marketing and corporate development roles at Amgen, and as a research scientist at BMS. Mr. Knickerbocker received an A.B. in biology from Washington University in St. Louis and an M.B.A. from the University of Michigan.

“I am honored to be chosen to lead Five Prime as we look to the future and our next stages of growth,” said Mr. Knickerbocker. “I am excited to work with the Board, the management team, and all of our employees as we endeavor to bring promising new protein therapies to cancer patients. The power of our platform and the caliber of our people offer us extraordinary potential in this industry. I will strive to ensure that we build on the momentum of our discovery and development programs and preserve the culture and spirit of innovation that has inspired and motivated us all over the years.”

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein.

Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Derek Cole

Investor Relations Advisory Solutions

720-785-4497

derek.cole@iradvisory.com